EXHIBIT 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

CARLYLE SECURED LENDING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	8.20% Notes due 2028	457(o) and 457(r)	$85,000,000	100% of principal amount	$85,000,000	0.0001476	$12,546

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$85,000,000		$12,546

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$12,546

(1)

The registration fee is calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Filing Fee” table in the registrants’ Registration Statement on Form N-2 (No. 333-255589), in accordance with Rules 456(b) and 457(r) under the Securities Act.

(2)

Includes $10,000,000 aggregate principal amount of 8.20% Notes due 2028 that may be offered and sold pursuant to the exercise in full of the underwriters’ option to purchase additional notes to cover over-allotment.